Exhibit 99.1

Chimera Appoints New Board Member Kevin G. Chavers

NEW YORK--(BUSINESS WIRE)--June 10, 2021--Chimera Investment Corporation, Inc. (NYSE:CIM) (the “Company”) announced today that Kevin G. Chavers has been appointed to the Company’s Board of Directors. Mr. Chavers will serve as Chair of the Compensation Committee and on the Risk Committee of the Company’s Board of Directors.

Mr. Chavers has over 34 years of experience across multiple roles in the real estate finance and mortgage industry. He served as Managing Director of BlackRock in the Global Fixed Income and Securitized Asset Investment Team until April 2021, focusing on residential mortgage related assets, including RMBS, whole loans and MSRs. Mr. Chavers also served on the leadership team of BlackRock Impact Opportunity Fund, the Global Public Policy Group and BlackRock Solutions, Financial Markets Advisory Group. Prior to joining BlackRock, Mr. Chavers served as Managing Director of Morgan Stanley from 2003 to 2011 and Vice President of Goldman Sachs from 1998 to 2003. Mr. Chavers also served at various government agencies, including as the President of Ginnie Mae from 1995 to 1998.

Mr. Chavers currently serves as a board member of SMBC Americas Holdings, Inc. In addition, Mr. Chavers serves as a board member of various nonprofit organizations, including the Enterprise Community Partners, the University of Virginia Foundation, Upper Manhattan Empowerment Zone, and the Bedford Stuyvesant Restoration Corporation. Mr. Chavers earned a J.D. from Harvard Law School and a Bachelor’s Degree from University of Virginia.

“We are pleased to welcome Kevin to our Board,” said Gerry Creagh, Chairman of the Board of Directors. “Kevin has a broad range of expertise in the real estate finance and mortgage industry, and we believe Chimera will benefit greatly from his experience and perspective.”

About Chimera Investment Corporation

We are a publicly traded REIT that is primarily engaged in the business of investing, on a leveraged basis, in a diversified portfolio of real estate assets, including mortgage loans, Non-Agency RMBS, Agency CMBS, Agency RMBS, and other real estate assets.

Please visit www.chimerareit.com for additional information about the Company.

Contacts

Investor Relations
888-895-6557
www.chimerareit.com